CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              GRILL CONCEPTS, INC.

                                 * * * * * * * *

         GRILL CONCEPTS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, does hereby certify:

         FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted summarizing a proposed amendment to the Restated Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling a meeting of the Stockholders of said Corporation for consideration thereof. The resolutions summarizing the proposed amendment are as follows:

         RESOLVED, that the Corporation's Certificate of Incorporation be amended to increase the number of authorized shares of common stock from 7,500,000 to 12,000,000.

         SECOND: That, in accordance with the resolution set forth in ONE above, paragraph FOURTH of the Corporation's Restated Certificate of Incorporation, as amended, be amended to give effect to an increase in the authorized shares of the Corporation's common stock and to read in full as follows:

                  "Fourth: The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is thirteen million (13,000,000) shares, consisting of (a) one million (1,000,000) shares of preferred stock, par value $.001 per share (hereinafter referred to as "Preferred Stock"); and
                  (b) twelve million (12,000,000) shares of common stock, par value $.00004 per share (hereinafter referred to as "Common Stock")."

         THIRD: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FIFTH: This amendment shall become effective on the date filed with the State of Delaware.

     IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by its President and attested by its Secretary this 3rd day of July, 2001.

                                                      GRILL CONCEPTS, INC.


                                                 By: /s/
                                                    ----------------------------
                                                    Robert Spivak, President

ATTEST:


By:/s/
   ---------------------
   Michael Weinstock,
   Secretary